Exhibit 10.2

EMPLOYMENT CONTRACT	Page 1

The undersigned:

Pareteum B.V. , established in Laan Blussé van Oud Alblas 2A, 3769AT Soesterberg, The Netherlands, hereby represented by Artilium Group Limited hereinafter referred to as “Pareteum”.

and

Bart Weijermars, residing at Park Leeuwensteijn 4, 2272 AC Voorburg, The Netherlands and born on 14th of October 1967 with, hereinafter referred to as "the employee",

hereby declare to enter into an employment contract on the following conditions:

1.	The employee starts working at Pareteum as employee, formally effective from 1 July 2020 in the position of Interim Chief Executive Officer of Pareteum Corporation.

2.	The employment contract is entered into for an indefinite period of time.

3.	The normal working hours amount to 40 hours per week.

4.	The location of the employee is the office address of Pareteum’s subsidiary, Pareteum B.V., in Soesterberg.

5.	The employee's salary upon commencement of employment is EUR 23,148.15 gross per month excluding holiday allowance, based on an exclusive full-time employment of forty (40) hours per week. Pareteum will always pay the salary to the employee at the end of each month, with due observance of the legally required deductions. Every year in the month of June the holiday allowance will be paid equal to the statutory minimum percentage, when entering into this employment contract set at 8%, of the gross salary over the period from 1 June of the previous year to 31 May of the relevant year or a pro rata part thereof if this agreement has not existed for the entire year or the entire aforementioned period.

6.	Subject to the performance of the Pareteum Group, the employee may be granted a bonus for 2020 of up to a maximum amount of EUR 160,000 gross in case of 100% performance. The assessment of the performance of the Pareteum Group, as well as the decision to grant the aforementioned bonus, is entirely at the discretion of the Board of Pareteum. Bonuses for future years will be based on attainment of targets to be set by the Board of Pareteum, acting in its sole discretion, based on the incentive plans approved for the entire Pareteum Group by the Board of Directors.

7.	The employee is expected to work overtime if proper performance of his job so requires. The employee is also obliged to work overtime within reasonable limits at the request of Pareteum. Partly in view of the nature of the position, overtime compensation is expressly considered to be included in the salary referred to in article 5 of this employment contract.

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8.	This employment contract can be terminated by both parties by the end of the month with due observance of a notice period of 3 months for the employee and a notice period of 6 months for Pareteum.

9.	This employment contract may be terminated by Pareteum at any time with immediate effect (without observance of a term of notice) if an urgent cause for instantaneous dismissal should occur (“ontslag op staande voet”), as set out in art. 7:677 and art. 7:678 Dutch Civil Code. The employee will then not be entitled to any severance payment/(financial) compensation in relation to the termination of the employment agreement.

10.	The provisions of the applicable Terms of Employment Regulations of Pareteum (and/or its affiliate Artilium B.V.) form part of this agreement and are included in Annex 1 of this employment contract. By signing this employment contract, the employee declares that he is sufficiently aware of the provisions referred to. In the event of any mutual contradiction, the provisions of this employment contract prevail over the provisions of the Terms of Employment Regulations. In addition, the employee agrees to comply in full with all of the corporate and governance policies of Pareteum Corporation including without limitation the Insider Trading Policy, the Code of Conduct, the Whistleblower Policy, etc.

11.	The number of vacation days at the start of employment is 27 (of which 2 days to be determined collectively) per year worked, or as many more vacation days as to be determined in accordance with Article 8, paragraph 2 and 3 of the Working Conditions Regulations, based on a 40-hour working week.

12.	As soon as (if) the employee (has reached the age of 21), he / she becomes a member of the Artilium collective pension insurance in accordance with the provisions of Article 10 of the Terms of Employment Regulations.

13.	The employee is entitled to a travel allowance in accordance with Article 14 of the Terms of Employment Regulations.

14.	For the duration of this employment contract and after it has ended, regardless of the manner thereof, the employee shall refrain from disclosing, in any manner whatsoever, any information on, concerning or related to any aspect of the business of Pareteum, either directly or indirectly, in whatever form, to third parties. This obligation to secrecy shall likewise apply to particulars or information from customers or other business partners of Pareteum coming to the notice of the employee in connection with or as a result of his job.

All property, including but not limited to: correspondence, notes, drawings, maps, models, formulations, software discs, office machinery, equipment and all written documents and photocopies thereof, which the employee creates, receives from or on behalf of Pareteum in the course of his employment, is and shall remain the property of Pareteum.

-	The employee shall not hold or keep in his private possession in whatever manner any property, or copies thereof or data carriers in any form or shape which came under his control in connection with his work for Pareteum, except to the extent and for as long as this is required to perform the work.

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-	In any event, the employee shall be under an obligation to forthwith return to Pareteum such documents, correspondence, copies, goods or property (including data carriers) upon Pareteum´s first request to do so, or on termination of this employment contract or in the event of suspension, irrespective of the manner in which and the reasons why this employment contract has been terminated or, as the case may be, the employee has been suspended.

15.	The employee acknowledges that Pareteum is a leading cloud communications platform company. The employee is a key member of the management team with full access to confidential business information, such as sales and client information, knowhow, trade secrets and best practices that are critical to Pareteum to maintain a leading position in the field. The employee understands that use of, or access to confidential business information such as sales and client information, the knowhow, trade secrets and best practices by others than those people employed or otherwise contracted by Pareteum could cause significant damage to the Pareteum. Therefore, the employee undertakes for a period of 6 (six) months after the termination of the employment contract, regardless of the reason for this termination , to neither directly nor indirectly, for himself or for other parties nor in any manner whatsoever, work for or be involved with any enterprise engaged in activities in a field that is the same as or otherwise competes with that of Pareteum (like for example but not limited to LYCA, AMDOCS and TRANSATEL) or of the enterprises affiliated to Pareteum, nor to directly or indirectly and for payment or otherwise offer his intermediary services in such work, in any manner, for payment or otherwise, in any territory globally.

16.	During 4 (four) months after the end of this employment contract, the employee undertakes to refrain from working, consulting or making contacts and/or maintaining contacts, both directly and indirectly, both for himself and for third parties, with customers and supplier relationships of Pareteum, all this insofar the employee makes and/or maintains such contacts for commercial purposes that are directly competitive with the business activities of Pareteum or may otherwise be to the disadvantage of Pareteum.

Customers in the meaning of this article should be understood to mean those companies and/or institutions on whose instructions Pareteum has, directly or indirectly, carried out work during the last 12 (twelve) months of the employee´s employment, as well as those customers to whom Pareteum, has made an offer during the last 12 (twelve) months of the employee´s employment and/or from whom Pareteum has received a request to make an offer during that period.

17.	All rights with respect to work-related intellectual property that the employee has, independently or otherwise, created, caused to be created, invented or conceived during the term of the employment contract, will accrue to Pareteum, regardless of whether the intellectual property right was created during or outside working hours.

The employee does not have any right to be named, except in the event provided for in Article 14 of the Rijksoctrooiwet 1995 (ROW 1995, Patents Act 1995). Furthermore, the employee waives his moral right pursuant to Art. 25 of the Auteurswet (Copyright Act), all in accordance with Art. 25, paragraph 3 of the Copyright Act.

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The employee is obliged to immediately inform Pareteum of all existing intellectual property and potential intellectual property rights and furthermore to do everything necessary in order to establish the intellectual property right in favour of Pareteum and/or arrange, if necessary, for the transfer of the intellectual property right to Pareteum. The employee declares that he is not infringing any intellectual property right of third parties and the employee indemnifies Pareteum in respect of any damage that Pareteum may suffer in this connection, including, but not limited to, all costs that Pareteum incurs in defending itself against such claims.

Pareteum is obliged to do everything necessary in order to protect existing and potential intellectual property rights to the fullest extent possible. If an intellectual property right must be protected by filing a request, etc., this will be done solely in the name of Pareteum.

The employee undertakes to maintain strict confidentiality with regard to everything of which he has gained knowledge with respect to potential and existing intellectual property rights.

The employee acknowledges that his salary comprises a component which factors in the fact that intellectual property rights do not accrue to him and that he will, to the extent necessary, transfer intellectual property rights to Pareteum.

18.	This employment contract is for a high-profile full-time executive job that requires all efforts, energy and focus from the employee. Consequently, the employee is forbidden to carry out any other ancillary activities independently or in employment or otherwise, regardless of whether these activities compete with Pareteum or not, except for (i) Advisory Board role with World Startup, The Hague, Netherlands; (ii) personal investment companies Grootzande Beheer B.V., Grootzande Management B.V., and Grootzande Participaties B.V - which are all non-competitive.

19.	For the application of the provisions of articles 15, 16, 17, 18, 19 and 20, Pareteum should be read as Pareteum Europe B.V. as well as its group parents, sister or subsidiary companies, including for the avoidance of doubt the whole Pareteum Group, and shall in any event include, though shall not be limited to, Pareteum B.V.

20.	Changes to the employment contract are recorded in writing by Pareteum and handed over to the employee. Pareteum has the authority to change the terms of employment contained in the employment contract, including the job title, as well as the provisions of the Terms of Employment Regulations, if it has such a strong interest in the change that the interests of the employee that would be harmed by the change in accordance with the standards of reasonableness and fairness must give way.

21.	Pareteum and the employee are obliged to do and not do what a good employer and employee should do and not do. The employee will comply with all reasonably and lawful instructions of the Board. The employee further acknowledges that he is familiar with all relevant corporate governance and other policies of the Pareteum group (including without limitation FCPA Policy, Handbooks, Insider Trading Policies, code of conduct, code of ethics etc.) and will at all times comply with the same.

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22.	This employment contract is subject to Dutch law.

Agreed and drawn up in duplicate and signed electronically, dated

1st of July 2020,

Signature Pareteum B.V	Signature Employee

/s/ Alexander Korff	/s/ Bart Weijermars
Alexander Korff on behalf of	Bart Weijermars
Artilium Group Limited	Employee
(Director of Pareteum B.V.)